CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUTANTS

We have issued our report dated March 26, 2003, accompanying the financial statements included in the Annual Report of SKTF Enterprises, Inc. on Form 10-KSB as of December 31, 2002 and 2001, and for the year ended December 31, 2002 and the period from inception (March 27, 2001) through December 31, 2001. We consent to the incorporation by reference of said report in the Registration Statement of Speedemissions, Inc. (formerly SKTF Enterprises, Inc.) on Form SB-2 and to the use of our name as it appears under the caption "Experts.".

/s/ Ramirez International

Irvine, California
October 1, 2003